EXHIBIT 99.30

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

LISA SHALETT NAMED CHAIRMAN AND CEO OF SANFORD C. BERNSTEIN & CO., LLC

New York, October 30, 2002 — Alliance Capital Management L.P. (Alliance Capital) today announced that Lisa Shalett has been named chairman and chief executive officer of Sanford C. Bernstein & Co., LLC (Bernstein), the institutional research and brokerage subsidiary of Alliance Capital.  Ms. Shalett previously was Bernstein’s director of research.

                Alliance Capital Chairman and CEO Bruce Calvert said, “We are delighted with Lisa’s new appointment.  Her reputation as an analyst is well known in the market, and her ability to effectively marshal Bernstein’s research capabilities has been impressive.  We look forward to Lisa’s continued commitment to excellence in her new role.”

Ms. Shalett replaces Sallie Krawcheck, who has decided to leave Bernstein for a new position with Citigroup.  Mr. Calvert said, “We are disappointed to see Sallie leave the firm but we wish her well.  We also believe that Citigroup’s selection of Sallie to head Smith Barney further underscores the market recognition achieved by the Bernstein brand and its approach to research over many years.”

Ms. Shalett joined Bernstein in 1995 as a senior research analyst covering capital goods and diversified industrials, and was a top-ranked analyst on the Institutional Investor All-America Research Team from 1998 through 2000.  She became director of research in 2001.  Prior to joining Bernstein, Ms. Shalett was a management consultant for The Boston Consulting Group in New York.  She holds an MBA from Harvard Business School and a dual BS in applied mathematics and economics from Brown University.

About Alliance Capital

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. As one of the world’s leading global investment management organizations,

Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) owns approximately 30.5% of the units of limited partnership interest in Alliance Capital. AXA Financial, Inc. owns approximately 2.0% of the outstanding Alliance Holding Units and approximately 51.4% of the outstanding Alliance Capital Units, representing an approximate 52.5% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.